Execution Version

LETTER OF CREDIT FACILITY AGREEMENT
dated as of December 30, 2024
among
EVEREST REINSURANCE COMPANY (IRELAND), DESIGNATED ACTIVITY COMPANY,
as Borrower
and
COMMERZBANK AG, NEW YORK BRANCH,
as the Bank

TABLE OF CONTENTS
Pages
2.    LETTER OF CREDIT FACILITY.    14
3.    BORROWER’S RESPONSIBILITY.    21
4.    CONDITIONS OF CLOSING AND ISSUANCE.    21
5.    INDEMNIFICATION; LIMITATION OF LIABILITY; EXPENSES.    24
6.    REPRESENTATIONS AND WARRANTIES.    27
7.    AFFIRMATIVE COVENANTS.    30
8.    FINANCIAL COVENANTS.    34
9.    NEGATIVE COVENANTS.    34
10.    EVENTS OF DEFAULT.    35
11.    REMEDIES.    37
12.    CONFIDENTIALITY.    38
13.    TERM OF AGREEMENT.    39
14.    USA PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS.    39
15.    GOVERNING LAW.    39
16.    CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS.    39
17.    WAIVER OF JURY TRIAL.    40
18.    BANKRUPTCY AND FORFEITURE REINSTATEMENT.    40
19.    NOTICES.    40
20.    WAIVERS AND AMENDMENTS.    41
21.    [RESERVED].    41
22.    SEVERABILITY.    42
23.    ENTIRE AGREEMENT.    42
24.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN.    42
25.    NO ADVISORY OR FIDUCIARY RESPONSIBILITY.    44
26.    COUNTERPARTS; ELECTRONIC EXECUTION.    44

i

SCHEDULES
Schedule 1    Certain Addresses for Notices
EXHIBITS
Exhibit A    Form of Officer's Compliance Certificate
Exhibit B-1    Form of Letter of Credit Application (Indirect Issuance from Different Issuer/Branch)
Exhibit B-2    Form of Letter of Credit Application (Direct Issuance by the Bank)

ii

Certain information in the marked exhibit below has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Omissions are designated as “[*****]”.
Letter of Credit Facility Agreement

This LETTER OF CREDIT FACILITY AGREEMENT, dated as of December 30, 2024 (this “Agreement”), by and among EVEREST REINSURANCE COMPANY (IRELAND), DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated and existing under the laws of Ireland and registered with company number 456701 and having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Dublin, Ireland (the “Borrower”) and Commerzbank AG, New York Branch (the “Bank”).
WHEREAS, the Borrower has requested that the Bank issue one or more several letters of credit (each such letter of credit, as it may be amended or extended from time to time, a “Letter of Credit”); and
WHEREAS, the Bank has agreed to issue one or more Letters of Credit on the terms and subject to the conditions set forth in this Agreement.
Accordingly, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.
1.DEFINED TERMS.
(a)Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
“A.M. Best” means A.M. Best Company, Inc.
“Annual Statement” means, with respect to the Borrower for any fiscal year, the annual financial statements of the Borrower as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, the Bribery Act 2016 of Bermuda and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, rules and regulations applicable to the Borrower from time to time concerning or relating to terrorism financing or money laundering, including, to the extent applicable, any applicable provision of the PATRIOT Act, the Proceeds of Crime (Anti-Money Laundering and Anti-Terrorist Financing) Regulations 2008 of Bermuda,
1

and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Currency” means, with respect to any Letter of Credit, the Available Currency in which such Letter of Credit is denominated.
“Applicable Percentage” means[*****].
“Applicable Rate” means (i) in the case of any amount payable in Euro, the Euro Base Rate, (ii) in the case of any amount payable in Sterling, the Sterling Base Rate, and (iii) in the case of any amount payable in Dollars [*****].
“Application” has the meaning set forth in Section 2(a).
“Availability Period” means the period commencing on the Closing Date and ending on the Commitment Termination Date.
“Available Currency” means Euro, Sterling or Dollars.
“Bank” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership, rescue process or similar laws of the United States or any state thereof, the United Kingdom, Bermuda (including, without limitation, the Bermuda Companies Law) or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bermuda Companies Law” means the Companies Act 1981 of Bermuda, as amended from time to time.
“Bermuda Insurance Act” means the Insurance Act 1978 of Bermuda and its related rules and regulations, each as amended.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in Hamilton, Bermuda, New York City, New York, Dublin, Ireland, Paris, France and London, England are open for the conduct of their commercial banking business.
“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
“Cash” means (i) in respect of Cash Collateral for any Letter of Credit Obligations (Dollars), cash in Dollars, (ii) in respect of Cash Collateral for any Letter of Credit Obligations (Sterling), cash in Sterling and (iii) in respect of Cash Collateral for any Letter of Credit Obligations (Euro), cash in Euro.
2

“Cash Collateralize” means to deposit Cash in Dollars into the Collateral Account as collateral for the Letter of Credit Obligations (Dollars), to deposit Cash in Sterling into the Collateral Account as collateral for the Letter of Credit Obligations (Sterling) and to deposit Cash in Euro into the Collateral Account as collateral for the Letter of Credit Obligations (Euro).
“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash collateral.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Capital Stock representing 50.0% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor; or (b) the failure of the Guarantor to own, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower. Notwithstanding the foregoing, no sale, assignment or transfer of the assets of, or merger, amalgamation or consolidation with respect to, the Guarantor shall be a Change in Control hereunder unless a Rating Trigger or an Event of Default under Section 10(f) shall occur as a result thereof.
“Change in Law” means the occurrence after the Closing Date of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Collateral Account” means a deposit account maintained by the Borrower in London, England at a financial institution acceptable to the Bank, as to which such financial institution, the Borrower and the Bank have entered into a Control Agreement.
“Commitment” means the obligation of the Bank to issue one or more Letters of Credit for the account of the beneficiary thereunder in an aggregate Sterling Equivalent and/or Euro Equivalent stated amount at any time outstanding not to exceed the Facility Amount, as such amount may be modified at any time or from time to time pursuant to the terms hereof.
“Commitment Termination Date” means the earliest to occur of (a) December 30, 2026, (b) the date of termination of all of the Commitments by the Borrower pursuant to Section 2(i), and (c) the date of termination of the Commitments pursuant to Section 11(a).
[*****]
3

[*****]
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have the meanings correlative thereto.
“Control Agreement” means a deposit account control agreement among the Borrower, the Bank and the financial institution at which the Collateral Account is maintained, in form and substance reasonably satisfactory to the Bank.
[*****]
“Credit Documents” means, collectively, this Agreement, the Letter of Credit Documents, the Fee Letter, the Guaranty Agreement, and any agreements, instruments or documents that create or purport to create a Lien on the Collateral Account in favor of the Bank, and each Control Agreement.
“Credit Parties” means, collectively, the Borrower and the Guarantor (each a “Credit Party”).
“Default” means any of the events specified in Section 10 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Default Rate” means, as of any date of determination, a rate per annum equal to the Applicable Rate as in effect on such date plus 2.0%.
“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the Final Expiry Date of any Letter of Credit; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in Sterling, the equivalent amount thereof in Dollars as determined by the Bank at such time on the basis of the applicable Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Sterling with Dollars and (c) with respect to any amount denominated in Euro, the equivalent amount thereof in Dollars as determined by the Bank at such time on the basis of the applicable Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euro with Dollars.
“Dollars” or “$” means dollars of the United States of America.
“Drawing Document” has the meaning assigned to such term in Section 2(u).
4

“Drawing Request” has the meaning assigned to such term in Section 2(d).
“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from, the Borrower, or any of its ERISA Affiliates of any notice, concerning the imposition upon the Borrower, or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.
“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Euro Base Rate” means the greater of (i) the European Central Bank’s (or any successor thereto’s) “Marginal Lending Facility” as published by the European Central Bank (or any successor thereto), and (ii) 0.00%.
“Euro Equivalent” means, at any time, (a) with respect to any amount denominated in Euro, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent amount thereof in Euro as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euro.
“Event of Default” has the meaning specified in Section 10.
“Everest Parties” means, collectively, the Guarantor and the Borrower (each an “Everest Party”).
5

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or, its applicable funding office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes and (b) any withholding Taxes imposed under FATCA.
“Facility Amount” means €75,000,000, as such amount may be modified at any time or from time to time pursuant to the terms hereof.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.
“FCA” means the Financial Conduct Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this Agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day's federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds target upper bound rate; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.
“Fee Letter” means the Fee Letter and any other fee letter entered into between the Bank and the Borrower in connection with this Agreement.
“Final Expiry Date” has the meaning assigned to such term in Section 2(w)(i).
“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.
“GAAP” means generally accepted accounting principles in Bermuda, Canada, the United Kingdom or such other generally accepted accounting principles as the Bermuda Monetary Authority may recognise, including International Financial Reporting Standards (IFRS), and the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
6

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means the collective reference to the Guarantor and its Subsidiaries (including the Borrower).
“Group Member” means any member of the Group.
“Guarantor” means Everest Group, Ltd., a Bermuda exempted company.
“Guaranty Agreement” means the guaranty agreement, dated as of the Closing Date, between the Guarantor and the Bank, as amended, restated, modified or supplemented from time to time.
“Handbook” means the UK Prudential Regulation Authority Handbook of Rules and Guidance or the UK Financial Conduct Authority Handbook of Rules and Guidance, as applicable (each as amended from time to time).
“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement (as defined in 11 U.S.C. § 101).
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include the Bank or any affiliate of the Bank).
“Honor Date” has the meaning assigned to such term in Section 2(d)(i).
“Indebtedness” means, with respect to any Person (without duplication), (i) all indebtedness of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital or finance leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation
7

preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) the Hedge Termination Value of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (x) all contingent obligations of such Person in respect of Indebtedness of other Persons and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning set forth in Section 12.
“Instructions” has the meaning set forth in Section 2(a).
“Insurance Regulatory Authority” means, with respect to the Borrower or any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over the Borrower, in each other jurisdiction in which the Borrower conducts business or is licensed to conduct business.
[*****]
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Letter of Credit. The terms “Issued", “Issuing” and “Issuance” have corresponding meanings.
“L/C Disbursement” has the meaning assigned to such term in Section 2(d)(ii).
“Letter of Credit” has the meaning assigned to such term in the recitals to this Agreement.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Applications, agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit and any other document, agreement, and instrument entered into by the Bank and the Borrower in respect of such Letter of Credit.
8

“Letter of Credit Obligations” means, at any time, the Letter of Credit Obligations (Dollars) at such time, the Letter of Credit Obligations (Sterling) at such time and the Letter of Credit Obligations (Euro) at such time.
“Letter of Credit Obligations (Dollars)” means, at any time a Letter of Credit denominated in Dollars is outstanding, the aggregate undrawn Stated Amount of all Letters of Credit denominated in Dollars then outstanding. For all purposes of this Agreement, if on any date of determination any amount may still be drawn under a Letter of Credit denominated in Dollars, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Obligations (Euro)” means, at any time a Letter of Credit denominated in Euro is outstanding, the aggregate undrawn Stated Amount of all Letters of Credit denominated in Euro then outstanding. For all purposes of this Agreement, if on any date of determination any amount may still be drawn under a Letter of Credit denominated in Euro, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Obligations (Sterling)” means, at any time a Letter of Credit denominated in Sterling is outstanding, the aggregate undrawn Stated Amount of all Letters of Credit denominated in Sterling then outstanding. For all purposes of this Agreement, if on any date of determination any amount may still be drawn under a Letter of Credit denominated in Sterling, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Material Adverse Effect” means a material adverse effect upon (i) the financial condition, operations, business, properties or assets of the Borrower taken as a whole, (ii) the ability of the Credit Parties, taken as a whole, to perform any of their payment or other material obligations under any of the Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Bank hereunder and thereunder.
“Maximum Rate” has the meaning assigned to such term in Section 2(y).
[*****]
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Obligations” means all obligations and liabilities (including any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable Bankruptcy Laws, whether or not the claim for such interest or fees is allowed in such proceeding), including without limitation, reimbursement and other payment obligations and liabilities, of the Borrower to the Bank arising under, or in connection with, the applicable Credit Documents, including, without limitation, Section 5 below, any Application or any Letter of Credit, in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.
9

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
[*****]
“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Letter of Credit or Credit Document).
“Other Taxes” means all present or future stamp or documentary taxes or any other similar charges or levies arising from any payment made under the Credit Documents or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are imposed both (i) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or performed its obligations or having received a payment under, or enforced its rights or remedies under, this Agreement or any other Credit Document, or sold or assigned an interest in any Credit Document) and (ii) with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment or designation of a new office made in accordance with this Agreement as requested by the Borrower).
“Outstanding Letters of Credit” means, as of any date, the sum of (a) the Sterling Equivalent and/or Euro Equivalent, as applicable of the aggregate Stated Amount of all outstanding Letters of Credit at such time and, without duplication, (b) the Sterling Equivalent and/or Euro Equivalent, as applicable, of all reimbursement obligations in respect of Letters of Credit at such time.
“Participant” has the meaning assigned to it in Section 21(b).
“Participating Member State” shall mean each state so described in any EMU Legislation.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Everest Party or any ERISA Affiliate thereof is (or if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
10

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder.
“PRA” means the Prudential Regulation Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this Agreement.
“Prime Rate” means the rate of interest last quoted by the Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System of the United States in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably by the Bank) or any similar release by the Board of Governors of the Federal Reserve System of the United States (as determined reasonably by the Bank).
“Process Agent” has the meaning assigned to such term in Section 16.
“Quarterly Statement” means, with respect to the Borrower for any fiscal quarter, the quarterly financial statements of the Borrower.
[*****]
“Rating Downgrade” means a reduction or withdrawal of the Financial Strength Rating of any Credit Party following or as a result of a Change in Control.
“Reimbursement Obligation” means, with respect to each Letter of Credit, the obligation of the Borrower to reimburse the Bank for any payment made by the Bank under, or in respect of, such Letter of Credit, together with interest thereon payable as provided herein.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer or director of such Person designated in writing by such Person and reasonably acceptable to the Bank; provided that, to the extent requested thereby, the Bank shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer or director. Any document delivered hereunder or under any other Credit Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Revaluation Date” means each of the following: (i) each date of issuance, extension or renewal of a Letter of Credit, (ii) each date of an amendment of a Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any L/C Disbursement, and (iv) such additional dates as the Bank shall determine.
11

“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.
[*****]
“Spot Rate” for a currency means the rate determined by the Bank to be the rate quoted by the Bank as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office on the date as of which the foreign exchange computation is made; provided that the Bank may obtain such spot rate from another financial institution designated by the Bank if the Bank does not have as of the date of determination a spot buying rate for any such currency.
“Standard Letter of Credit Practice” means, for the Bank, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which the Bank Issued the applicable Letter of Credit. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is used (“ISP”).
“Stated Amount” means, with respect to a Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Sterling Base Rate” means the greater of (i) the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto), and (ii) 0.00%.
“Sterling Equivalent” means, at any time, (a) with respect to any amount denominated in Sterling, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent amount thereof in Sterling as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Sterling.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having
12

ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means [*****]

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“U.S.” means United States of America.
(b)Terms Generally.
(i)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include", “includes” and “including” shall be deemed to be followed by the phrase “without limitation". Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein or in the other Credit Documents shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein or in the other Credit Documents to any Person shall be construed to include such Person’s successors and assigns, and (C) the words “herein, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(ii)Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(iii)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including."
(iv)If the payment or computation of any interest, commission or fees under any Credit Document would otherwise occur on a day which is not a Business Day, such payment or computation shall instead occur on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
(c)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or
13

the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until amended in accordance with Section 20, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(d)Exchange Rates; Currency Equivalents. The Bank shall determine the applicable Spot Rate as of each Revaluation Date to be used for calculating the Sterling Equivalent and Euro Equivalent (as applicable) amounts of the Stated Amounts denominated in Dollars. Such applicable Spot Rate shall become effective as of such Revaluation Date and shall be the applicable Spot Rate employed in converting any amounts from Dollars to Euro or Sterling (as applicable) until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Euro or Sterling) for purposes of the Credit Documents shall be such Euro Equivalent or Sterling Equivalent (as applicable) amount as so determined by the Bank. Wherever in this Agreement in connection with the issuance, amendment, extension or renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Euro or Sterling, but such Letter of Credit is denominated in Dollars, such amount shall be the relevant Dollar Equivalent of such Euro or Sterling amount, as determined by the Bank, as the case may be.
2.LETTER OF CREDIT FACILITY.
(a)General. Subject to the terms and conditions of this Agreement, the Borrower may, during the Availability Period, request that the Bank issues no more than fifteen (15) Letters of Credit (or such other number of Letters of Credit as the Bank may agree). The Letters of Credit shall each be denominated in an Available Currency, as selected by the Borrower. The Letter of Credit may only be issued on a Business Day. Each request to issue a Letter of Credit (an “Application”) shall be in the form of Exhibit B-1 or Exhibit B-2, as applicable, or such other form as the Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication acceptable to the Bank). The Letter of Credit shall be issued by the Bank (including through any of its Affiliates or branches as it may determine appropriate), at the time of issuance as a single letter of credit. Inquiries, communications and instructions (whether written or in other electronic form approved by the Bank) regarding a Letter of Credit, an Application and this Agreement are each referred to herein as “Instructions". The Bank’s records of the content of any Instruction will be conclusive, absent manifest error.
(b)Procedure for Issuing the Letter of Credit.
(i)Subject to the terms and conditions of this Agreement, the Bank agrees to issue no more than fifteen (15) Letters of Credit (or such other number of Letters of Credit as the Bank may agree) during the Availability Period with an aggregate Stated Amount of such Letters of Credit not to exceed the Facility Amount. A Letter of Credit shall be issued or amended solely upon delivery of an Application by the Borrower to the Bank during the Availability Period (in the case of the issuance of a Letter of Credit), which Application shall be provided to the Bank in accordance with Section 19, no later than 10:00 a.m. (New York time) on the date that is five Business Days prior to the proposed issuance or amendment date and shall set forth (i) the proposed issuance or amendment date of the requested Letter of Credit; (ii) the amount thereof, which shall not exceed the Facility Amount; (iii) the expiry date thereof; (iv) the name and address of the proposed beneficiary thereof; (v) whether the Letter of Credit is denominated in Sterling, Euro or Dollars; (vi) an acknowledgement that the requested letter of
14

credit shall constitute (notwithstanding any changes recommended by the Bank to the proposed text thereof) a Letter of Credit; (vii) a confirmation that each of the conditions precedent set forth in Section 4 have been satisfied; and (viii) such other matters as shall be necessary to prepare the Letter of Credit. No financial letter of credit shall be issued by the Bank under this Agreement.
(c)Purpose. Each Letter of Credit (i) shall be requested by, and issued on behalf of, the Borrower and (ii) is intended to support the Borrower’s business in France.
(d)General Payment Obligations.
(i)Upon receipt from the beneficiary of a Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Bank shall promptly notify the Borrower of the receipt of such Drawing Request and of the date on which it intends to honor such request (such date, an “Honor Date”), which date will be no earlier than the date that is two (2) Business Days after the date the Bank received such Drawing Request (notwithstanding any earlier date specified in the applicable Letter of Credit or Drawing Request, as applicable). Any notice given by the Bank pursuant to this Section 2(d)(i) shall be given in accordance with Section 19; provided that any failure to give or delay in giving any such notice will not relieve the Borrower of its obligation to reimburse the Bank with respect to any L/C Disbursement.
(ii)Upon receiving a Drawing Request, the Bank will promptly (and in any event no later than the Honor Date) make any payment or disbursement pursuant to or in respect of the Drawing Request (each an “L/C Disbursement”) in respect of the applicable Letter of Credit in accordance with the amount of its liability under such Letter of Credit and this Agreement, and such L/C Disbursement is to be made in the Applicable Currency to the beneficiary of the applicable Letter of Credit, by promptly crediting the amounts of its liability under such Letter of Credit and this Agreement, to the account identified in the applicable Letter of Credit in connection with such demand for such L/C Disbursement. Promptly following the L/C Disbursements by the Bank in respect of the Letter of Credit, the Bank will notify the Borrower of such L/C Disbursements.
(iii)If the Bank makes a L/C Disbursement, then no later than the first succeeding Business Day after the Bank notifies the Borrower of such L/C Disbursement, the Borrower shall pay to the Bank, for its own account, in immediately available funds, an amount equal to such L/C Disbursement (plus, if applicable, any interest thereon).
(iv)The Borrower shall be obligated to reimburse the Bank for any and all drawings under the Letters of Credit.
(v)If the Borrower fails to reimburse the Bank for any L/C Disbursement on the date due, then the unpaid amount thereof shall bear interest for each day from and including the date of such L/C Disbursement, to but excluding the date on which payment is actually made by the Borrower, at the Default Rate. Accrued and unpaid interest on past due amounts shall be due and payable upon demand.
(e)Payment Instructions. All payments by the Borrower to the Bank hereunder shall be made in immediately available funds, free of any reduction, defense, recoupment and without set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Bank, for its own account. All payments by the Borrower to reimburse the Bank for any L/C Disbursement shall be in the Applicable Currency. Unless otherwise specified in the applicable Credit Document, all other payments under the Credit Documents shall be in Euro. All payments by the Borrower shall be in immediately available funds and made at or prior to 10:00 a.m.,
15

New York time. All payments received by the Bank after 10:00 a.m., New York time shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(f)Computation of Interest. All computations of interest to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of 365 days (or 366 days in a leap year), in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.
(g)Increased Costs.
(i)If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank, (B) subject the Bank to any Tax with respect to this Agreement or the Letters of Credit (except for Indemnified Taxes, Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits, or Taxes described in clause (b) of the definition of "Excluded Taxes"), or (C) impose on the Bank any other condition, cost or expense affecting this Agreement or the Letters of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to the Bank of participating in, issuing or maintaining the Letters of Credit, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of interest or any other amount) then, upon request of the Bank, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.
(ii)If the Bank determines that any Change in Law affecting the Bank regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of this Agreement, the Commitment of the Bank or the Letters of Credit, to a level below that which the Bank could have achieved but for such Change in Law (taking into consideration the Bank’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of the Bank, the Borrower shall promptly pay to the Bank such additional amount or amounts as will compensate the Bank for any such reduction suffered.
(iii)A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(iv)Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).
16

(h)Net Payment; Taxes.
(i)All amounts payable by the Borrower hereunder will be paid in full, free of all Taxes now or hereafter levied, collected, withheld, assessed or otherwise imposed, except as required by applicable law. If any Taxes are so levied or imposed and such Tax is an Indemnified Tax, the Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction or on account of such Indemnified Taxes, will not be less than the amount provided for herein. Whenever any such Taxes are required to be withheld or deducted from any amounts payable to the Bank hereunder, the Borrower shall pay such Taxes to the appropriate taxing authority for the account of the Bank and, as promptly as possible thereafter, send to the Bank an original or certified copy of the official receipt or other evidence of such payment reasonably satisfactory to the Bank showing payment thereof, together with such additional documentary evidence as may be reasonably required from time to time by the Bank. If the Borrower fails to pay any such Taxes when due to the appropriate taxing authority or fails to remit any such official receipts or other required documentary evidence, the Borrower agrees to indemnify the Bank for and to hold the Bank harmless from and against any incremental taxes, interest or penalties that may become payable by the Bank as a result of such failure; provided that this sentence shall not apply to any Excluded Taxes.
(ii)Without duplicating amounts payable under Section 2(h)(i), if the Borrower is prohibited by law from making one or more payments under this Agreement free of Taxes in accordance herewith, or if any taxing authority shall at any time assert that the Bank is required to pay any such Taxes and the Bank pays any such Taxes, the Bank shall furnish to the Borrower copies of official tax receipts evidencing such payment by the Bank and, if such Tax is an Indemnified Tax, the Borrower shall pay such additional amount to the Bank as may be necessary in order that the actual amount received by the Bank after all Indemnified Taxes (and after payment of any additional Indemnified Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received by the Bank if such Indemnified Taxes were not required.
(iii)If the Bank is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document, it shall deliver to the Borrower at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Bank, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Bank is subject to backup withholding or information reporting requirements. The Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(iv)If the Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Bank, shall repay to the Bank the amount paid over
17

pursuant to this paragraph (iv) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (iv), in no event will the Bank be required to pay any amount to the Borrower pursuant to this paragraph (iv) the payment of which would place the Bank in a less favorable net after-Tax position than the Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
18

(i)Permanent Reduction of Commitments. The Borrower shall have the right at any time and from time to time, upon at least five Business Days’ prior irrevocable written notice to the Bank, to permanently reduce, without premium or penalty, (i) all of the Commitments at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than [*****] or any whole multiple of [*****] in excess thereof.
(j)[Reserved].
(k)Fees. [*****]
(l)Cash Collateralization.
(i)[reserved].
(ii)Tail Period Cash Collateralization. On or before December 30, 2026, the Borrower will Cash Collateralize the Letter of Credit Obligations as of such date in an amount equal to 100% of such Letter of Credit Obligations.
(iii)Termination of Cash Collateralization. If any Letter of Credit Obligations are Cash Collateralized pursuant to this Section 2(l), at such time as the Commitments of the Bank hereunder shall have terminated, no Letters of Credit are outstanding and all Obligations payable by the Bank under the Credit Documents shall have been paid in full, the Borrower shall be permitted to remove from the Collateral Account any remaining Cash deposit.
(iv)Change in Control. Upon the occurrence of a Rating Downgrade, the Borrower shall promptly (and in any case within [*****] of such Rating Downgrade) Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to or greater than the Applicable Percentage of such Letter of Credit Obligations.
(m)[Reserved].
(n)Evidence of Letters of Credit. The accounts and records maintained by the Bank in respect of the Letters of Credit shall be conclusive, absent manifest error, for purposes of determining amounts due from the Borrower in relation to the Letters of Credit and the fees thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.
(o)[Reserved].
(p)[Reserved].
(q)[Reserved].
(r)Illegality. If, in any applicable jurisdiction, the Bank determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank to (i) perform any of its obligations hereunder or under any other Credit Document, (ii) to fund or maintain its participation in any of the Letters of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any of the Letters of Credit, the Bank shall promptly notify the Borrower, and until such notice by the Bank is revoked, any obligation of the Bank to issue, make, maintain, fund or charge interest or fees with respect to any of the Letters of Credit shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Borrower shall, (A) Cash Collateralize any Letter of Credit or other applicable Obligations occurring after the Bank has promptly notified the Borrower (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by the Bank to mitigate or avoid such illegality.
(s)Mitigation Obligations. If the Bank requests compensation under Section 2(g), or additional amounts to the Bank or any Governmental Authority for the account of the Bank pursuant to Section 2(h) or delivers a notice pursuant to Section 2(r), then the Bank shall, at the request of the Borrower, use reasonable efforts to designate a different location for funding or booking the Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2(g) or Section 2(h) or the need for a notice under Section 2(r), as the case may be, in the future, and (ii) in each case, would not subject the Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to the Bank. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by the Bank in connection with any such designation or assignment.
(t)[Reserved].
(u)Obligations Absolute. The reimbursement and payment obligations of the Borrower under this Section 2 shall survive repayment of all Obligations hereunder, are absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:
(i)any lack of validity, enforceability or legal effect of any Letter of Credit or any Credit Document or any term or provision therein;
(ii)payment against presentation of any draft, demand or claim for payment under any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)the Bank honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under such Letter of Credit;
(iv)the existence of any claim, set-off, defense or other right that the Borrower or any other Person may have at any time against any beneficiary or any assignee of proceeds, the Bank or any other Person; or
(v)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2(u), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against the Bank, the beneficiary or any other Person.
(v)Role of the Bank. The Bank shall have no liability or responsibility to the Borrower or any other Person by reason of or in connection with the issuance or transfer of the Letters of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letters of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence or willful misconduct of the Bank (as determined by a court of competent jurisdiction by a final and non-appealable judgment) when determining whether drafts and other documents presented under the Letters of Credit comply with the terms thereof. It is expressly understood and agreed that (i) the acceptance by the Bank of documents that appear on their face to comply with the terms of a Letter of Credit, without responsibility for further investigation, (ii) the exclusive reliance by the Bank on the documents presented to it under a Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Bank.
(w)Payments Set Aside; Recovery of Payments.
(i)To the extent that any payment by or on behalf of the Borrower is made to the Bank, or the Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
(x)Interest Rate Limitations. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). In determining whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, the Bank may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
3.BORROWER’S RESPONSIBILITY. The Borrower is responsible for approving the final text of any Letter of Credit Issued hereunder, irrespective of any assistance the Bank may provide drafting or recommending text or by the Bank’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letters of Credit for its intended purposes. The Borrower will examine the copy of each Letter of Credit Issued hereunder and any other documents sent by the Bank to the Borrower in connection with such Letter of Credit and shall promptly notify the Bank of any non-compliance with the Borrower’s Instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrower understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the Bank in accordance with standard industry practice and the Borrower hereby consents to such revisions and changes.

4.CONDITIONS OF CLOSING AND ISSUANCE.
(a)Conditions Precedent to Closing. This Agreement shall become effective upon satisfaction of each of the following conditions:
(i)Executed Credit Documents; no Defaults. This Agreement and the Guaranty Agreement, together with any other applicable Credit Documents, shall have been duly authorized, executed and delivered to the Bank by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(ii)Closing Certificates; Etc. The Bank shall have received each of the following in form and substance reasonably satisfactory to the Bank:
(A)Officer’s Certificate. A certificate from a Responsible Officer of each Credit Party to the effect that (A) all representations and warranties of such Credit Party contained in the Credit Documents to which it is a party are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); and (B) as of the Closing Date, no Default or Event of Default has occurred and is continuing.
(B)Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer or other authorized signatory of such Credit Party executing Credit Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the memorandum of association (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bye-laws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder; authorising a specified person or persons to execute the Credit Documents on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Credit Documents; authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Credit Documents; and the execution, delivery and performance of the Credit Documents to which it is a party, (D) in the case of the Guarantor, (i) register of directors and officers, (ii) register of members, (iii) the Bermuda Monetary Authority’s “no objection” to the incorporation of the Credit Party, (iv) tax assurance issued by the Registrar of Companies for the Minister of Finance, (E) in the case of the certificate of a Responsible Officer of the Borrower, all certificates of registration as an insurer in relation to the Borrower, and (I) each certificate required to be delivered pursuant to Section 4(a)(ii)(C).
(C)Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization, existence or formation (or equivalent), as applicable, and, to the extent requested by the Bank, each other jurisdiction where any Credit Party is qualified to do business.
(D)Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Bank with respect to the Credit Parties, the Credit Documents and such other matters as the Bank shall request.

(iii)Consents; Defaults.
(A)Governmental and Third Party Approvals. Each Credit Party shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Bank) in connection with the transactions contemplated by this Agreement and the other Credit Documents and all applicable waiting periods shall have expired without any action being taken by any Person that would reasonably be expected to restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Bank would reasonably be expected to have such effect.
(B)No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Bank’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.
(iv)Financial Statements. The Bank shall have received copies of each Credit Party's unaudited financial statements for its fiscal quarter ended September 30, 2024.
(v)Structure Chart. The Bank shall have received a copy of the Group structure chart as of the Closing Date certified by a Responsible Officer of the Borrower as being true and correct.
(vi)[reserved].
(vii)[reserved].
(viii)[reserved].
(ix)[reserved].
(x)Payments at Closing. The Borrower shall have paid to the Bank (i) the fees specified in the applicable Fee Letter, and (ii) all other fees and reasonable and documented expenses of the Bank required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable and documented fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby.
(xi)PATRIOT Act, etc. Each Everest Party shall have provided to the Bank, at least five Business Days prior to the Closing Date to the extent requested at least 10 Business Days prior to the Closing Date, (i) the documentation and other information requested by the Bank in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations, and (ii) with respect to any Everest Party that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Everest Party.
(xii)Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank. The Bank shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
(b)Conditions Precedent to Issuance of Letters of Credit. The obligations of the Bank to Issue Letters of Credit (including any Letters of Credit Issued on the Closing Date) is subject to the satisfaction of each of the following conditions:
(i)Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Credit Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such issuance with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(ii)No Existing Default. No Default or Event of Default shall have occurred and be continuing on the Issuance date with respect to such Letter of Credit or after giving effect to the Issuance of such Letter of Credit on such date.
(iii)Notice. The Bank shall have received an Application from the Borrower.
(iv)[Reserved].
(v)Miscellaneous. In addition to the foregoing, the Bank shall be under no obligation to Issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over the Bank shall by its terms enjoin or restrain the Issuance of such Letter of Credit or any law applicable to the Bank, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that it refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date and which the Bank in good faith deems material to it; or
(B)immediately after giving effect thereto, the amount of Outstanding Letters of Credit would exceed the Facility Amount at such time.
5.INDEMNIFICATION; LIMITATION OF LIABILITY; EXPENSES.
(a)Indemnification. The Borrower agrees to indemnify and hold harmless the Bank (including its branches and Affiliates) and each of its directors, officers, employees, attorneys and agents (each, including the Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable out-of-pocket legal fees, charges and disbursements of any counsel (including outside counsel fees and expenses), and all expenses of arbitration or litigation and in preparation thereof), in each case, which are documented and may be incurred by or awarded against any Indemnified Person (collectively, the “Costs”), and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Letters of Credit or any of the transactions contemplated thereby, including, without limitation, any Costs which arise out of or in connection with, or as a result of:
(i)any such Letter of Credit or any pre-advice of its Issuance;
(ii)any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any such Letter of Credit;
(iii)any actual or prospective action or proceeding arising out of, or in connection with, any such Letter of Credit or any Credit Document (whether administrative, judicial or in connection with arbitration, whether based on contract, tort or any other theory, and whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnified Person is a party thereto), including any action or proceeding to compel or restrain any presentation or payment under any such Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any such Letter of Credit;
(iv)any independent undertakings issued by the beneficiary of any such Letter of Credit;
(v)any unauthorized Instruction or error in computer or electronic transmission in connection with any such Letter of Credit Issued hereunder;
(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any such Letter of Credit Issued hereunder;
(vii)any third party seeking to enforce the rights of the Borrower, beneficiary, nominated person, transferee, assignee of such Letter of Credit proceeds or holder of an instrument or document in connection with any such Letter of Credit Issued hereunder;
(viii)the fraud, forgery or illegal action of parties other than any Indemnified Person in connection with any such Letter of Credit Issued hereunder; or
(ix)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnified Person in connection with any such Letter of Credit Issued hereunder;
in each case, including that resulting from the Bank’s own negligence; provided, however, that such indemnity shall not be available to any Person claiming indemnification under this Section 5(a) to the extent that such Costs (A) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (B) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from a claim by the Borrower against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Person hereunder or under any other Credit Document, or (C) result from any dispute solely between or among Indemnified Parties. All amounts owing from the Borrower under this Section 5(a) shall be payable within thirty (30) days after demand therefor. This indemnity provision shall survive termination of this Agreement and all Letters of Credit.

(b)Liability of the Bank. The liability of the Bank (or any other Indemnified Person) under, in connection with and/or arising out of any Credit Document or any Letter of

Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the Bank’s gross negligence or willful misconduct or breach in bad faith of its obligations hereunder or under any Letter of Credit (including pre-advice) or other Credit Document. Provided that the Bank has exercised due care consistent with industry practices, the Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Bank in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, or otherwise, (v) errors in the interpretation of technical terms, (vi) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit or (vii) any consequences arising from causes beyond control of the Bank.
(c)Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no party hereto or Indemnified Person shall be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. The Borrower shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against the Bank or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction.
(d)No Responsibility or Liability. Without limiting any other provision of this Agreement or any other Credit Document, the Bank and each other Indemnified Person (if applicable) shall not be responsible to the Borrower for, and/or the Bank’s rights and remedies against the Borrower and the Obligations shall not be impaired by:
(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if such Letter of Credit requires strict compliance by the beneficiary;
(ii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft;
(iii)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the Bank’s determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the applicable Letter of Credit);
(iv)acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;
(v)any errors in interpretation of technical terms or in translation;
(vi)any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Person;

(vii)any breach of contract between the applicable beneficiary and the Borrower or any of the parties to the underlying transaction;
(viii)payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(ix)acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(x)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Bank if subsequently the Bank or any court or other finder of fact determines such presentation should have been honored;
(xi)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xii)honor of a presentation that is subsequently determined by the Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(xiii)provided, however, that such limitation of liability shall not be available to the extent that such actions in (i) – (xii) (A) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (B) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from a claim by the Borrower against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Party hereunder or under any other Credit Document.
(e)Costs, Expenses and Taxes. Promptly upon the request of the Bank, the Borrower shall (i) pay or reimburse the Bank for all reasonable, documented out-of-pocket costs and expenses incurred by the Bank or any of its affiliates in connection with the preparation, negotiation, execution, delivery, filing, recording and administration of this Agreement, any other Credit Document or any related document or instrument, including issuance, amendment, renewal or extension of the Letters of Credit, any demand for payment under the Letters of Credit, correspondent's charges, attorney's fees and other legal costs and expenses, and any and all Other Taxes payable or determined to be payable in connection with any of the foregoing, (ii) pay or reimburse the Bank for all documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement, any other Credit Document or any related document or instrument, including attorney's fees and other legal costs and expenses, and any and all Other Taxes payable or determined to be payable in connection with any of the foregoing, and (iii) hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes and fees.
(f)No Waiver; Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(g)Reliance on Advice of Counsel. The Bank may consult with and employ outside legal counsel to advise it concerning its obligations with respect to the Letters of Credit, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such counsel.
6.REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank (all of which representations and warranties will be repeated as of the date of each new Application submitted by the Borrower to the Bank and as of the date of Issuance of any Letter of Credit requested in each such Application) as follows:
(a)Organization, etc. The Borrower is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.
(b)Power and Authority. The Borrower has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and the Borrower has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document to which it is a party.
(c)Valid and Binding Obligation. This Agreement constitutes, and each other Credit Document to which it is a party when signed and delivered by the Borrower to the Bank will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against the Borrower generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Borrower.
(d)No Violation or Breach. The Borrower’s execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its memorandum of association, bye-laws or other organizational documents; (ii) to its knowledge, violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property, the violation or contravention of which would have a Material Adverse Effect; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a Material Adverse Effect.
(e)Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by the Borrower in connection with the execution and delivery by the Borrower of any Credit Document to which it is a party or the Issuance by the Bank of any Letter of Credit pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect, and except where failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect.
(f)Compliance with Laws. The Borrower is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Letter of Credit or transaction of the Borrower under any Credit Document to which it is a party will in any material respect contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it.
(g)No Default Under Other Agreements. The Borrower is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.
(h)No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of the Borrower, threatened arbitration proceeding, litigation or action against the Borrower which (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.
(i)Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(i)None of (i) the Borrower or, to the knowledge of the Borrower, any of its directors, officers, or employees, or (ii) any agent or representative of the Borrower that will act in any capacity in connection with this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person or (C) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, in a manner that would result in the violation of applicable Sanctions by any party hereto.
(ii)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its directors, officers and employees with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(iii)The Borrower and, to the knowledge of the Borrower, each director, officer, employee and agent of the Borrower, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
(iv)No proceeds of any Letter of Credit have been used, directly or indirectly, by the Borrower or, to the knowledge of the Borrower, any of its directors, officers, employees and agents in violation of Section 9(f)(i).
(j)Filed All Tax Returns and Paid All Taxes. The Borrower has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. The Borrower has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.
(k)Financial Statements. The financial statements of the Borrower most recently furnished to the Bank by the Borrower, if any, fairly present in all material respects the financial condition of the Borrower as at the date of such financial statements and for the periods then ended in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in the Borrower’s business or financial condition or results of operations since the date of the Borrower’s most recent annual financial statements.
(l)Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
(m)No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2023, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.
(n)Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
(o)Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and its Subsidiaries operate.
(p)Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
(q)Certain Bermuda Matters: As of the Closing Date, (i) [reserved]; (ii) the Borrower does not transact any insurance business, directly or indirectly, in any jurisdiction where it would be unlawful for it to do so; and (iii) the Borrower has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Bermuda Insurance Act.
(r)ERISA. It does not have any direct obligation or direct liability in respect of any Plan or Multiemployer Plan, and except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate thereof has any obligation or liability in respect of any Plan or Multiemployer Plan. With respect to its obligations to each Plan, it is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has had or could reasonably be expected to result in a Material Adverse Effect.
(s)[Reserved].
(t)[Reserved].
(u)Use of Letters of Credit. The Letters of Credit shall be issued to provide collateral support for reinsurance transactions of the Borrower and to support reinsurance obligations of the Borrower, and shall comply with the laws of the domiciliary jurisdiction of the beneficiary of such Letter of Credit as necessary to allow such beneficiary to obtain statutory credit for reinsurance in such domiciliary jurisdiction, including any modifications to the form of Letter of Credit required by such domiciliary jurisdiction.
(v)Subsidiaries. As of the Closing Date, the Group structure chart delivered by the Borrower to the Bank pursuant to Section 4(a)(v) is accurate in all respects.

7.AFFIRMATIVE COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and all of the Commitments have terminated, the Borrower shall:
(a)GAAP Financial Statements. Deliver to the Bank, in form and detail satisfactory to the Bank:
(i)[*****] Quarterly Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and
(ii)[*****]the audited Annual Statement of the Borrower prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.
(b)Certificates; Other Reports. Deliver to the Bank:
(i)at each time financial statements are delivered pursuant to Section 7(a), a duly completed Officer’s Compliance Certificate from the Borrower signed by the chief executive officer, chief financial officer, vice president—finance, principal accounting officer, treasurer or assistant treasurer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in such Covenant Compliance Worksheet;
(ii)promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower, or any of its boards of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;
(iii)[reserved];
(iv)[reserved];
(v)[reserved];
(vi)[reserved];
(vii)promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Bank; and
(viii)such other information regarding the operations, business affairs and financial condition of the Everest Parties as the Bank may reasonably request.
(c)Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of the Borrower becoming aware thereof) notify the Bank in writing:
(i)of the occurrence of any Default or Event of Default;

(ii)of the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Everest Party or any of its respective properties, assets or businesses in each case as to which there is a reasonable probability of an adverse determination and that, if adversely determined would reasonably be expected to result in a Material Adverse Effect;
(iii)of any judgment or order that has been assessed against any Everest Party in excess of [*****]in the case of the Borrower or in excess of [*****]in the case of the Guarantor;
(iv)of any announcement by A.M. Best of any change in the Financial Strength Rating of the Borrower; and
(v)if any license or registration of the Borrower necessary in accordance with its insurance business is revoked or suspended or otherwise restricted in a manner which would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7(c) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.
(d)Payment of Taxes and Other Obligations. Except where the failure to pay or perform such items described in this Section would not reasonably be expected to have a Material Adverse Effect, ensure that the Borrower pays and performs all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property; provided, that the Borrower may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
(e)Compliance with Laws and Approvals. Ensure that the Borrower observes and remains in compliance with (i) in all material respects, all applicable laws and maintains in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business and (ii) to the extent applicable, the Bermuda Insurance Act, except, in the case of clause (i) above only, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(f)Maintenance of Books and Records; Inspection. Ensure that the Borrower (i) maintains adequate books, accounts and records, in which full, true and correct entries in all material respects shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permits employees or agents of the Bank to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower), all at such times that will not interrupt or interfere with the operation of the Borrower’s business and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that except during the continuance of an Event of Default the Bank shall not exercise such rights described in clause (ii) of this Section more than once per calendar year.

(g)Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. Ensure that the Borrower maintains in effect and enforces policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.
(h)Maintenance of Existence. Ensure that the Borrower takes all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(i)Maintenance of Property and Insurance. Ensure that the Borrower:
(i)maintains, preserves and protects all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and makes all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(ii)maintains with financially sound and reputable insurance companies not affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(j)ERISA. Ensure that the affairs of each Everest Party are conducted so that the underlying assets of each Everest Party do not constitute “plan assets” within the meaning of the Plan Asset Rules.
(k)Regulatory Compliance. Ensure that the Everest Parties observe and comply with all applicable acts, bye-laws and regulations (including, without limitation, under the Financial Services and Markets Acts 2000, the Handbook and any conditions or requirements prescribed thereunder) where the failure to observe or comply with which would reasonably be expected to have a Material Adverse Effect.
(l)[reserved].
(m)[reserved].
(n)[reserved].
(o)Pari Passu Ranking. The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Bank against it under the Credit Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred solely by any bankruptcy, insolvency or other similar law of general application governing the enforcement of creditors’ rights.
(p)Further Assurances. At the Borrower’s cost and expense, the Borrower will execute and deliver to the Bank such additional certificates, instruments and/or documents and takes such additional action as may be reasonably requested by the Bank to enable the Bank to Issue any Letter of Credit pursuant to this Agreement and the related Application, to protect, exercise and/or enforce the Bank’s rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.

(q)Merger. Deliver to the Bank at least 30 days advance written notice of the consummation of any consolidation, amalgamation, merger or other transaction which results in a Person (other than a Credit Party) assuming any obligation under the Credit Documents.
8.FINANCIAL COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and all of the Commitments have terminated, the Borrower covenants and agrees to the following:
(a)Minimum Consolidated Tangible Net Worth. [*****]
(b)Financial Strength Ratings. [*****]
9.NEGATIVE COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitment terminated, the Borrower shall not:
(a)Changes in Business. At any time make, or permit or cause any of its Subsidiaries to make, any material change in the nature of their business as carried on at the date hereof that could be reasonably expected to have a Material Adverse Effect or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.
(b)[Reserved].
(c)Accounting Changes. At any time make, or permit any of its Subsidiaries to make, any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable.
(d)Liens. At any time when Cash Collateral has been provided pursuant to Section 2(l) or Section 11, create, incur, assume or suffer to exist any Lien upon any Collateral Account or any such Cash Collateral, except for Liens created pursuant to any Credit Document.
(e)[Reserved].
(f)Sanctions.
(i)Request or use any issued Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(ii)Use any revenue or benefit derived from any activity or dealing with a Sanctioned Person, or permit any revenue or benefit derived from any activity or dealing with a Sanctioned Person to be used, to discharge any obligation due or owing to the Bank under the Credit Documents.
10.EVENTS OF DEFAULT. Each of the following shall be an “Event of Default” under this Agreement:

(a)Failure to Reimburse Draws. The failure by the Borrower to reimburse or pay any drawing under any Letter of Credit or accrued interest thereon on the Due Date therefor.
(b)Failure to Pay Certain Other Amounts. The failure by the Borrower to pay any fee or other amount when due under or in connection with any Credit Document or any Letter of Credit within five (5) Business Days after the same shall become due and payable.
(c)Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by any Credit Party under or in connection with any Credit Document or as an inducement to the Bank to Issue a Letter of Credit shall be false, incorrect or misleading in any material respect when made.
(d)Failure to Perform or Observe Covenants.
(i)The failure of the Borrower to perform or observe any term, covenant or agreement contained in Section 7(c)(i), Section 7(g), Section 8 or Section 9; or
(ii)The failure of any Credit Party to perform or observe any term, covenant or agreement contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c), and (d)(i) of this Section 10), and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (1) the Bank’s delivery of written notice thereof to the Borrower and (2) any Credit Party having actual knowledge that such failure or breach has occurred.
(e)Insolvency Proceedings, Etc. Any Everest Party institutes or consents to the institution of any proceeding under any Bankruptcy Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, process adviser or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, process adviser or similar officer is appointed without the application or consent of any Everest Party, as the case may be, and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Bankruptcy Law relating to any Everest Party or to all or any material part of its property is instituted without the consent of such Everest Party, as the case may be, and continues undischarged, undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or any Everest Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.
(f)Sale of Assets; Merger; Dissolution. There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of any Credit Party which results in a Rating Trigger or could reasonably be expected to result in a Rating Trigger; (ii) a merger, amalgamation or consolidation of any Credit Party (other than a merger, amalgamation or consolidation of the Borrower into the Guarantor) without the prior written consent of the Bank, except that any Credit Party may merge, amalgamate or consolidate with any Person so long as (A) either (x) such Credit Party is the surviving entity or (y) the Person formed by or surviving any such consolidation, amalgamation or merger is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, Bermuda or any other jurisdiction that would not result in any violation of Sanctions by the Bank; (B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Credit Party) assumes all the obligations of the applicable Credit Party under the Credit Documents pursuant to agreements reasonably satisfactory to the Bank; and (C) such merger, amalgamation or consolidation does not, and could not reasonably be expected to, result in a Rating Trigger; or (iii) the dissolution of any Credit Party.

(g)Credit Documents. Any provision of any Credit Document shall for any reason cease to be valid and binding or enforceable; or any Credit Party shall deny or disaffirm in writing the enforceability of any provision of any Credit Document to which it is a party.
(h)Indebtedness Cross-Default. Any Everest Party shall (i) default in the payment of any Indebtedness (other than the Obligations and obligations amongst such Everest Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the applicable Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations and obligations amongst such Everest Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the applicable Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist (other than the Obligations and obligations amongst such Everest Party and its affiliates), the effect of which default or other event or condition is to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized (it being understood that a pledge of cash collateral by an Everest Party to secure a Hedge Agreement as initial or variation margin does not trigger a violation of this clause (B)).
(i)Judgment. One or more judgments, orders or decrees (excluding those entered against a Credit Party in any arbitration or litigation related to (re)insurance coverage disputes arising in the ordinary course of business involving any reinsurance agreement (treaty or facultative), or direct insurance policy) shall be entered or filed against any Credit Party by any court and continues without having been dismissed, discharged, vacated or stayed within sixty (60) days after the entry thereof or is not otherwise being appropriately contested in good faith and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), equal to or in excess of the applicable Threshold Amount or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(j)Employee Benefit Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, any Lien shall be imposed on the assets of any Credit Party under ERISA with respect to any Plan or under any foreign laws similar to ERISA governing foreign pension plans.
(k)Change in Control. There occurs any Change in Control.
11.REMEDIES.
(a)Upon the occurrence of any Event of Default (other than an event with respect to the Borrower described in clause (e) of Section 10), the Bank may, by written notice to the Borrower, (i) terminate the Commitments, (ii) declare all Obligations to be immediately due and payable, whereupon the same shall forthwith become due and payable by the Borrower, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) demand that the Borrower provide Cash Collateral in an amount equal to 100% of the Letter of Credit Obligations, whereupon the Borrower shall be obligated to Cash Collateralize the Letter of Credit Obligations forthwith in an amount equal to 100% of the Letter of Credit Obligations; and, in case of any event with respect to the Borrower described in clause (e) of Section 10, all of the

Commitments shall be immediately and automatically terminated, all Obligations shall become immediately and automatically due and payable, and the obligation of the Borrower to provide Cash Collateral as aforesaid shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(b)If any Event of Default shall have occurred and be continuing:
(c)(i)    the Bank may without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off, and otherwise apply any deposits of the Borrower held by the Bank or any Affiliate of the Bank (including unmatured time deposits and certificates of deposit) against the Obligations or any part thereof; and/or
(d)(ii)    the Bank may without notice to the Borrower, exercise all other rights and remedies available to the Bank under the Credit Documents.
(e)The enumeration of the rights and remedies of the Bank set forth in this Agreement is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Credit Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Everest Parties, the Bank or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.
(f)In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Everest Party, the Bank (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Bank shall have made any demand on such Everest Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Bank (including any claim for the reasonable compensation, expenses, disbursements and advances of the Bank and its agents and counsel and all other amounts due to the Bank under Section 2(k), Section 5(a) or Section 5(d)) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
Nothing contained herein shall be deemed to authorize the Bank to consent to or accept or adopt any plan of reorganization, arrangement, adjustment, or composition affecting the obligations of the Borrower hereunder or the rights of the Bank.
12.CONFIDENTIALITY. The Bank agrees to keep confidential any Information provided to it by or on behalf of the Everest Parties other than Information which has been publicly disclosed or is otherwise publicly available (x) other than as a result of a breach of this Section 12 or (y) from a third party which to the knowledge of the Bank is prohibited from disclosing such information to the Bank pursuant to a contractual, legal or fiduciary obligation to a Group Member or a third party; provided that nothing herein shall prevent the Bank from disclosing any such Information (i) to any actual or potential assignee of or participant in this Agreement or the Letters of Credit (and their respective affiliates and advisors) or any actual or prospective counterparty (and its affiliates and advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees in writing to comply with the provisions of this Section; (ii) to rating agencies and their professional advisors; (iii) to its affiliates and related funds and the employees, officers, respective partners, directors, investors, potential investors, agents, trustees, advisors, representatives, attorneys, accountants, auditors, credit insurers, credit risk support providers, third party administration, settlement and similar service providers and other professional advisors of it and its affiliates and related funds, provided that such recipients are notified that they are obligated to keep the Information confidential; (iv) upon the request or demand of any Governmental Authority having jurisdiction over the Bank, including during the course of periodic examinations and reviews of the Bank; (v) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (vii) to any Person to which it provides (or may potentially provide) a pledge or other security as permitted by this Agreement or any other Credit Document; (viii) with the consent of the Borrower; and (ix) if, prior to such Information having been so provided or obtained, such information was already in the Bank's possession on a non-confidential basis without, to the best of the Bank's knowledge, a duty of confidentiality to the Borrower being violated. For purposes of this Section, “Information” means all information received from any Everest Party, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by any Everest Party, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.TERM OF AGREEMENT. This Agreement shall remain in effect through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Credit Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
14.USA PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS. The Bank hereby notifies the Everest Parties that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Everest Parties, which information includes the name and address of each Everest Party and other information that will allow the Bank to identify the Everest Parties in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
15.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
16.CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR ANY APPELLATE COURT THEREOF FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH BANK OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF

DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK OR PROCEEDING TO WHICH BANK OR THE BORROWER IS A PARTY. BANK AND THE BORROWER IRREVOCABLY AGREE TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. BANK AND THE BORROWER IRREVOCABLY AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 19 BELOW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
On or prior to the Closing Date, the Borrower shall appoint [*****] (the “Process Agent”), with an office on the date hereof at[*****], as its agent to receive on its behalf service of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed to the Borrower in the manner provided in Section 19. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby authorizes and directs the Process Agent to receive such service on its behalf. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
If the appointment of any person mentioned in this Section 16 ceases to be effective with respect to the Borrower, the Borrower must immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if the Borrower does not appoint a process agent within 15 days, the Borrower authorizes the Bank to appoint a process agent for the Borrower.
17.WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT OR LETTER OF CREDIT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE BANK TO ISSUE LETTERS OF CREDIT.
18.BANKRUPTCY AND FORFEITURE REINSTATEMENT. If any consideration transferred to the Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then the Bank’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Borrower that is obligated therefor under the terms of the Credit Documents.
19.NOTICES.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as set out on Schedule 2.
(b)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received; notices sent by email will be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next Business Day for the recipient). The Borrower and the Bank may each change its address for purposes hereof by notice to the other party given in accordance with this Section 19.
(c)The Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications (other than notices and other communications sent by email). Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received (x) upon sending if the sender does not receive an error of transmission or similar error indicating non-delivery or (y) upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(d)[reserved].
(e)The Bank shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify Bank and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Bank may be recorded by the Bank, and each of the parties hereto hereby consents to such recording.
(f)The Borrower irrevocably consents that service of process may be made by registered or certified mail directed to the Borrower at the address of its agent for service of process in[*****].
20.WAIVERS AND AMENDMENTS. Except as set forth below or as specifically provided in any Credit Document, any term, covenant, agreement or condition of this Agreement or any of the other Credit Documents may be amended or waived by the Bank, and any consent given by the Bank, if, but only if, such amendment, waiver or consent is in writing signed by the Bank and, in the case of an amendment, signed by the Borrower.
21.SUCCESSORS AND ASSIGNS.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither party hereto may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto, except (i) the Borrower’s consent to an assignment by the Bank shall not be required if an Event of Default has occurred and is continuing and (ii) by way of a participation in accordance with the provisions of paragraph (b) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (c) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Participations. The Bank may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of the Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Reimbursement Obligations owing to it); provided that (i) the Bank’s obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement.
(c)The Bank, if it sells a participation, shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the obligations under the Credit Documents (the “Participant Register”); provided that the Bank shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.
(d)Pledges of Security Interests. The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.
22.SEVERABILITY. Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.
23.ENTIRE AGREEMENT. This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents.
24.ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN. Notwithstanding anything to the contrary in any Credit Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-

Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
(c)Capitalized terms used in this Section 24 that are not otherwise defined in this Agreement have the meanings assigned to them below.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means, with respect to any EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
25.NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Bank are arm's-length commercial transactions between the Everest Parties and their respective affiliates, on the one hand, and the Bank on the other hand, (B) the Everest Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Everest Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Bank has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Everest Parties or any of their Affiliates, or any other Person and (B) the Bank has no obligation to the Everest Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Bank and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Everest Parties and their affiliates, and the Bank has no obligation to disclose any of such interests to the Everest Parties or any of their affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
26.COUNTERPARTS; ELECTRONIC EXECUTION. This Agreement may be executed (including by email with scan attachment or by DocuSign) in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
27.FOREIGN CURRENCY. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Bank hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in the Judgment Currency, the Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Bank in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Bank in such currency, the Bank agrees to return the amount of any excess to the Borrower.
28.BACK-TO-BACK CREDITS. In the event that any Letter of Credit shall be issued to support a bank guarantee or standby letter of credit issued by a bank (regardless of whether such bank is another branch of the Bank, an affiliate thereof or a correspondent bank, the “Issuing Bank”; such supported bank guarantee or standby letter of credit, a “Back To Back Obligation”), the choice of Issuing Bank beneficiary of such Letter of Credit, and the terms and conditions under which such Back To Back Obligation is issued, shall be subject to approval by the Bank, with such terms and conditions detailed in the Application. Any Letter of Credit issued in favor of an Issuing Bank will be payable at sight and contain a condition that when any claim is made on the Bank by the Issuing Bank, the Issuing Bank shall declare in writing that it is effecting a payment under a Back To Back Obligation. If a Back To Back Obligation has no expiry date (i.e., open-ended), then the Letter of Credit shall have an automatic extension clause that is extendable, without amendment, on a yearly basis at the Bank’s discretion and include a mutually agreed number of days required to deliver any advance notice of non-extension thereof to the Borrower and the Issuing Bank in the event the Letter of Credit is not extended after the initial expiry date of one year from issuance date or any subsequent expiry dates thereafter. Notwithstanding anything to the contrary, it is understood that the Borrower shall repay the Bank for any drawings occurring in connection of the delivery of any such non-extension notices thereof by the Bank.

(Signature pages to follow)

BORROWER:

EVEREST REINSURANCE COMPANY (IRELAND), DESIGNATED ACTIVITY COMPANY

By:
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

COMMERZBANK AG, NEW YORK BRANCH,
as the Bank

By:______________________________________
Name:
Title:
By:______________________________________
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

SCHEDULE 1

[*****]

Schedule 2 to Letter of Credit Facility Agreement